Exhibit 10.37

No.: 2011 (Hua’an) 0019

Contract on Financing Loan with the Support of Fixed Assets

(Version 2010)

IMPORTANT NOTICE: This Contract is executed by the Borrower and the Lender on the basis of equality and voluntariness. All terms herein reflect the true intentions of both parties. To safeguard the legitimate rights and interests of the Borrower, the Lender hereby asks the Borrower to pay due attention to the terms on each party’s rights and obligations, particularly those in bold.

LENDER:  Hua’an Sub-branch, Industrial and Commercial Bank of China Co., Ltd.

President: Chen Yuansheng                                  Contact: Su Jieyuan

Address:  No. 25, Datong Road, Huafeng Township, Hua’an County                   Postcode: 363800

Phone: 0596-7362752                                                Fax: 0596-7362752                         Email:  _________

BORROWER:  Fujian Yida Tulou Tourism Development Co., Ltd.

Legal Representative:  Chen Minhua                    Contact: Jiang Shiguang

Address: 8/F, Post Building, No. 34, Nonglin Road, Hua’an County                     Postcode: 363800

Phone: 0596-7013039                                                Fax: 0596-7368610                         Email: __________

WHEREAS, the Borrower has applied for a financing loan from the Lender with the support of its fixe assets;

WHEREAS, the Lender has agreed to make the said loan to the Borrower;

NOW THEREFORE, the parties hereby agree as follows:

Article I  Financed Assets

The fixed assets which are used by the Borrower to support its request for a financing loan shall be the following assets which have been completed and are currently in commercial operation (hereinafter referred to as the “Financed Assets”): Hua’an Tulou Cluster Scenic Area.

Article II  Amount, Purpose and Term of the Loan

2.1
The amount of the loan under this Contract shall be RMB 35,000,000.00 (in words: RMB Thirty-Five Million) (where there is a discrepancy between the amount in words and the amount in figures, the former shall prevail). The specific purposes of the proceeds of the loan shall be as follows:

(1)	RMB 3,800,000.00 for repayment of the loan owed to the Hua’an Branch of China Construction Bank;

(2)	RMB 31,200,000.00 for the routine maintenance and renovation of the Hua’an Earth Building Scenic Area by the Borrower.

2.2
The loan under this Contract shall have a term of seven years, starting from the date of actual drawdown (where the loan is drawn in different periods, the date of the first drawdown shall apply). The actual date of drawdown shall be as indicated in the voucher.

Article III   Interest Rate and Interests

3.1	The interest rate for this loan shall be determined in accordance with the methods specified in Item (2):

(1)	Fixed Interest Rate: _/_% per annum, to remain firm throughout the term of this Contract.

(2)
Floating Interest Rate: The interest rate for the loan shall be the benchmark interest rate plus a floating percentage. The benchmark interest rate shall be 7.05% per annum, as announced by the People’s Bank of China for the same type of loan of the term specified in Article 2.2, and the floating percentage shall be 10% above the benchmark interest rate. The interest rate for the loan shall remain firm throughout the term of this Contract. The interest rate of the loan will be adjusted every 12 months and the interest payments shall be calculated accordingly in 12-month periods. The date when the interest rate is determined for the second 12-month period shall correspond to the date when a 12-month period has elapsed since the drawdown date. If there is no corresponding date in the month of interest adjustment for the drawdown date, the last date of the month shall be regarded as the corresponding date, and the same rule shall apply to all subsequent periods. Where the Borrower draws down the loan in periods, the interest rate for the loan shall be adjusted according to the methods specified in _____ below:

A.
Within a single period, no matter how many times the loan has been drawn down, the interest rate determined on the date when the interest rate is determined for the relevant period shall apply, and shall be adjusted in the subsequent period.

B.	An interest rate is determined and adjusted for each drawdown.

(3)	Others: _____________________________________.

3.2
Interest shall accrue on the loan under this Contract on a daily basis from the actual drawdown date and shall be paid on a monthly basis. Upon the maturity of the loan, the interest accrued shall be paid with the principal. The daily interest rate shall be the annual interest rate divided by 360.

3.3
Penalty interest for deferred loan repayment shall be 50% above the original interest rate for the loan. Penalty interest for the proceeds of the loan devoted to any unauthorized purpose shall be 100% above the original interest rate for the loan.

Article IV   Drawdown

The Borrower shall draw down the loan in accordance with its actual needs. The first drawdown shall be made before December 31, 2011, and the last drawdown shall be made before October 16, 2012; otherwise, the Lender may cancel the loan in full or in part.

Article V   Repayment

5.1	The Borrower shall repay the loan in accordance with the following schedule:

Scheduled repayment date	Amount to be repaid (RMB)
February 22, 2012	1.25 million
May 22, 2012	1.25 million
August 22, 2012	1.25 million
November 22, 2012	1.25 million
February 22, 2013	1.25 million
May 22, 2013	1.25 million
August 22, 2013	1.25 million
November 22, 2013	1.25 million
February 22, 2014	1.25 million
May 22, 2014	1.25 million
August 22, 2014	1.25 million
November 22, 2014	1.25 million
February 22, 2015	1.25 million
May 22, 2015	1.25 million
August 22, 2015	1.25 million
November 22, 2015	1.25 million
February 22, 2016	1.25 million
May 22, 2016	1.25 million
August 22, 2016	1.25 million
November 22, 2016	1.25 million
February 22, 2017	1.25 million
May 22, 2017	1.25 million
August 22, 2017	1.25 million
November 22, 2017	1.25 million
February 22, 2018	1.25 million
May 22, 2018	1.25 million
August 22, 2018	1.25 million
November 22, 2018	1.25 million

5.2
In any of the following circumstances, the Borrower shall immediately repay the loan after funds are in place. In this case, the Borrower does not need to pay compensation for repayment of the loan before maturity.

The Lender agrees that the Borrower may repay the loan before maturity.

5.3	In circumstances other than those described in Article 5.2, if the Borrower wishes to repay the loan before maturity, it shall pay compensation equal to 20% of the amount to be repaid before maturity.

Article VI    Supervision of the Account

6.1
The Borrower shall open and maintain an account with the Lender, or shall designate the following account, for the purpose of collecting the proceeds from the financed assets. The Borrower and the Lender shall execute a separate agreement on the supervision of the account, so that the Lender can supervise the funds in the account according to the provisions of the agreement on the supervision of the account.

Account Name:	Fujian Yida Tulou Tourism Development Co., Ltd.

Account No.:	1409024119600009289

Bank:	ICBC Hua’anBranch

6.2	The Borrower may transfer any subsidies it receives from the government for the operations of the financed assets into the above account for supervision by the Lender.

Article VII  Financial Provisions (optional)

Throughout the term of this Contract, the Borrower shall comply with the following provisions on financial indicators:

_____________________________________.

_____________________________________.

Article VIII  Dispute Resolution

Any dispute arising out of or in connection with this Contract shall be resolved in accordance with the methods specified in Item (1) below:

(1)
The dispute shall be submitted to the Xiamen Arbitration Committee for arbitration. Such arbitration shall be conducted in Xiamen in accordance with the Committee’s arbitration rules in effect at the time of applying for arbitration. The arbitrator’s decision shall be binding upon both parties hereto.

(2)	The dispute shall be submitted to the local court in the city where the Borrower is located for litigation.

Article IX    Miscellaneous

9.1	This Contract shall be executed in three counterparts, with one for the Borrower and one for the Lender. All counterparts shall constitute one and the same contract, binding upon both parties.

9.2	Appendices agreed upon by both parties shall form an integral part of this Contract and have the same binding force as this Contract.

Article X     Other Matters that Both Parties Agree Upon

(1)
In the event of an arbitration, both parties agree to follow the simplified procedures, and legal documents (including arbitration documents) shall be deemed to have been received by the addressee if delivered by expedited post to the address of the addressee as stated in this Contract (where the address has changes, the Arbitration Committee shall be promptly notified in writing).

Both parties agree that after the arbitration starts, if the creditor’s rights and debts can be verified, the Arbitration Tribunal will make a decision first. If the Borrower has only one mortgage and other mortgages or impoundment, both parties will authorize the Arbitration Tribunal to contract an auction house to auction off the collateral. In this case, the proceeds of the auction shall be first applied towards the repayment of the debts under this Contract.

(2)
Without the consent of our bank, the Borrower shall not use its charging rights for the entire scenic area of Hua’an Earth Buildings or any of its corporate assets to provide guarantee for any third party other than our bank in any manner.

(3)	After fully repaying its existing debts owed to China Construction Bank, the Borrower shall add its collateral with China Construction Bank to the collateral for the loan from our bank.

(4)	The Borrower shall not distribute any profit before repaying the loan from our bank in full.

(5)
The Borrower shall raise funds from other sources if it has investment needs other than the routine maintenance and renovation of the Scenic Area, or if its actual operating revenue is inadequate to repay the loan.

(6)	The Borrower shall transfer its basic account to our bank before the end of 2011.

(7)	The Borrower shall obtain a “Permit for Commercial Service Charging” before the end of 2011.

(8)
The Borrower shall open and maintain a dedicated account at our bank for collecting the operating revenues of the particular assets (the account may be merged with the basic account) and sign an account supervision agreement with our bank, specifying that all its operating revenues will be paid into the dedicated account and that if the Borrower becomes insolvent, our bank may deduct, directly from the dedicated account, the revenue from the charges collected in the Scenic Area.